EXHIBIT 99.1

TANGER FACTORY OUTLET CENTERS, INC.

News Release

TANGER REPORTS FIRST QUARTER 2011 RESULTS
Same Center NOI Increases 6.0%
First Quarter Tenant Sales Increase 5.9%

Greensboro, NC, April 26, 2011, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations (“FFO”) available to common shareholders, a widely accepted supplemental measure of REIT performance, for the three months ended March 31, 2011 was $29.6 million, or $0.32 per share, as compared to FFO of $29.0 million, or $0.31 per share, for the three months ended March 31, 2010.

Steven B. Tanger, President and Chief Executive Officer, commented, “The first quarter was quite robust, as our industry continues to grow. This year is off to a strong start with healthy renewals and retenanting of space, as evidenced by the strong percentage gains posted in this quarter. Tanger's expansion into the Canadian marketplace, with joint venture partner RioCan, continues with the announcement of an initial development site in the Greater Toronto Area in Halton Hills. We have also signed definitive agreements on the potential acquisition of a number of existing outlet centers. In doing so, we have invested close to $600,000 on acquisition related expenses during the first quarter of 2011. FFO per share, as adjusted for such costs, came in at the high end of our internal forecast and met consensus estimates.”

FFO for all periods shown was impacted by a number of charges as described in the summary below (dollars and number of shares in thousands, except per share amounts):

	Three Months Ended
	March 31,
	2011	2010
FFO as reported	$29,620	$29,006
As adjusted for:
Acquisition costs	567	—
Abandoned development costs	158	—
Impairment charge	—	735
Gain on sale of outparcel	—	(161)
Demolition costs	—	58
Impact of above adjustments to the allocation
of FFO to participating securities	(7)	(5)
FFO as adjusted	$30,338	$29,633
Diluted weighted average common shares	92,685	92,369
FFO per share as adjusted	$0.33	$0.32

Net income available to common shareholders for the three months ended March 31, 2011 was $9.2 million or $0.11 per share, as compared to net income of $1.2 million, or $0.02 per share for the first quarter of 2010. Net income available to common shareholders for the 2011 and 2010 periods was also impacted by the charges described above.

Net income and FFO per share amounts above are on a diluted, split-adjusted basis. FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.

First Quarter Highlights

•	22.7% debt-to-total market capital ratio as of March 31, 2011

•	3.91 times interest coverage for the first quarter ended March 31, 2011

•	6.0% increase in same center net operating income, compared to 0.7% increase last year

•	16.0% increase in average base rental rates on leases renewed during the quarter, compared to 8.8% increase last year

•	49.9% increase in average base rental rates on released space during the quarter, compared to 22.5% last year

•	25.3% blended increase in average base rental rates on leases executed during the quarter, compared to 13.2% increase last year

•	96.7% period-end wholly-owned portfolio occupancy rate, compared to 94.8% last year

•	5.9% increase in reported tenant comparable sales for the rolling twelve months ended March 31, 2011 to $359 per square foot, compared to 3.1% increase last year

•	Raised the quarterly common share cash dividend from $0.19375 to $0.20 per share, $0.80 per share annualized, representing the 18th consecutive year of increased cash dividends

•	Completed a 2-for-1 common share split effective January 24, 2011 for shareholders of record on January 13, 2011

•	Opened the company's redeveloped Hilton Head I center in Bluffton, SC on March 31, 2011

•	Announced the addition of Tony Grossi to lead the company's Canadian joint venture with RioCan Real Estate Investment Trust, and announced the joint venture's first site in the Toronto market

•	Added Donald G. Drapkin to the company's Board of Directors

National Portfolio Drives Operating Results

During the first quarter of 2011, Tanger executed 276 leases, totaling 1,268,000 square feet throughout its wholly-owned portfolio generating an average increase in base rental rates of 25.3%, compared to 210 leases and 874,000 square feet during the first quarter of 2010 generating an average increase in base rental rates of 13.2%. Lease renewals during the first quarter of 2011 accounted for 932,000 square feet and generated a 16.0% increase in average base rental rates, compared to 646,000 square feet and an 8.8% average increase in average base rental rates last year. Renewal activity during the first quarter represented 54.7% of the square feet originally scheduled to expire during 2011, while renewal activity during the first quarter of last year represented 43.5% of the square feet originally scheduled to expire during 2010.

Average base rental increases on re-tenanted space during the first quarter averaged 49.9%, compared to 22.5% last year. Retenanting during the first quarter accounted for 336,000 square feet in 2011 and 228,000 square feet during 2010.

Same center net operating income increased 6.0% for the first quarter of 2011, compared to a 0.7% increase last year. Reported tenant comparable sales for our wholly owned properties for the rolling twelve months ended March 31, 2011 increased 5.9% to $359 per square foot. Tenant comparable sales for the three months ended March 31, 2011 increased 4.8%.

Cash Dividend Increased

On April 7, 2011, Tanger announced that its Board of Directors approved an increase in the annual cash dividend on its common shares from $0.775 per share to $0.80 per share. Simultaneously, the Board of Directors declared a quarterly dividend of $0.20 per share for the first quarter ended March 31, 2011. A cash dividend of $0.20 per share will be payable on May 13, 2011 to holders of record on April 29, 2011. The company has paid cash dividends each quarter and has raised its dividend each year since becoming a public company in May 1993.

Balance Sheet Summary

As of March 31, 2011, Tanger had a total market capitalization of approximately $3.2 billion including $721.0 million of debt outstanding, equating to a 22.7% debt-to-total market capitalization ratio. As of March 31, 2011, 76.9% of Tanger's debt was at fixed interest rates and the company had $166.3 million outstanding on its $400.0 million in available unsecured lines of credit. During the first quarter of 2011, Tanger continued to maintain a strong interest coverage ratio of 3.91 times. On January 24, 2011, Tanger completed a 2-for-1 split of the company's common shares. A dividend of one new common share for each common share owned was paid to shareholders of record on January 13, 2011.
Investment Activities Provide Potential Future Growth
The redevelopment of the company's Hilton Head I center was completed on time and the center re-opened on March 31, 2011. The center and its sister center, Tanger Hilton Head II, are located off I-95 at South Carolina Exit 8 on Highway 278 in the Hilton Head Resort Area. Tanger I, a LEED® Certified property, includes 177,000 square feet of outlet space featuring an array of more than 40 popular outlet names such as Adidas, BCBG, Brooks Brothers Factory Store, Donna Karan, J. Crew, Joe's Jeans, Kenneth Cole, New Balance, Saks Fifth Avenue OFF 5TH, Talbots, Theory, Under Armour and many more. Currently, the center has leases signed or out for signature on 94.3% of the leasable square feet. In addition, the property features four pad sites, three of which are leased to Panera Bread, Longhorn Steakhouse, and Olive Garden.
On March 10, 2011, retail real estate veteran Tony Grossi was hired as Senior Managing Director to lead the company's exclusive joint venture with RioCan Real Estate Investment Trust for the development of Tanger Outlet Centers in Canada. On March 14, 2011, the joint venture announced its first development site, in the northwestern quadrant of the Greater Toronto Area in Halton Hills, on Highway 401 at the James Snow Parkway interchange. The project, the first of 10 to 15 that the joint venture intends to develop over the next five to seven years, is scheduled to start in the fourth quarter of 2011 and be ready for an April 2013 opening.
Preleasing activities continue on the previously announced developments in the Houston, Scottsdale, and West Phoenix markets. It is anticipated that groundbreaking ceremonies will take place shortly after Tanger achieves the minimum pre-leasing Phase I thresholds of at least 50%, with grand opening activities taking place approximately one year after the start of construction.
Additionally, Tanger is negotiating with various owners for the potential acquisition of a number of existing outlet centers. While the company has negotiated and signed a number of contracts on these potential acquisitions, Tanger is in the midst of its due diligence work and as such is subject to various confidentiality provisions. The company expects to make a definitive announcement regarding one or more of the potential acquisitions should it satisfactorily complete its due diligence work.

2011 FFO Per Share Guidance

Based on Tanger's view of current market conditions and the positive trends in the first quarter, the company is raising the bottom end of its earnings guidance for 2011. As such, the company currently believes its net income available to common shareholders for 2011 will be between $0.54 and $0.58 per share and its FFO available to common shareholders for 2011 will be between $1.37 and $1.41 per share.

The company's earnings estimates now reflect a projected increase in same-center net operating income of between 3% and 4%, up from its previous guidance of between 2% and 3%.  The earnings estimates also assume the company's general and administrative expenses will average approximately $6.5 million per quarter. The company's estimates do not include the impact of any additional rent termination fees, potential refinancing transactions, the sale of any out parcels of land, or the sale or acquisition of any properties. The following table provides the reconciliation of estimated diluted net income per share to estimated diluted FFO per share:

For the twelve months ended December 31, 2011:
	Low Range	High Range
Estimated diluted net income per share	$0.54	$0.58
Noncontrolling interest, gain/loss on acquisition of real
estate, depreciation and amortization uniquely
significant to real estate including noncontrolling
interest share and our share of joint ventures	0.83	0.83
Estimated diluted FFO per share	$1.37	$1.41

First Quarter Conference Call

Tanger will host a conference call to discuss its first quarter results for analysts, investors and other interested parties on Wednesday, April 27, 2011, at 10:00 a.m. eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers First Quarter 2011 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site by clicking the Investors link on www.tangeroutlet.com. A telephone replay of the call will be available from April 28, 2011 at 1:00 p.m. eastern time through 11:59 p.m., May 4, 2011 by dialing 1-800-642-1687, conference ID # 53743166. An online archive of the broadcast will also be available through May 4, 2011.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 34 upscale outlet shopping centers in 22 states coast to coast, totaling approximately 10.3 million square feet leased to over 2,100 stores operated by more than 370 different brand name companies. More than 160 million shoppers visit Tanger Factory Outlet Centers, Inc. annually. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended March 31, 2011. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income per share, FFO per share, same center net operating income and general administrative expenses as well as other statements regarding potential acquisitions, the ground breaking and grand opening of the development projects in the Houston, Texas, and Scottsdale and West Phoenix, Arizona markets, the company's intention to develop a number of outlet centers in Canada through a joint venture, including the cost and timing of such development, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, coverage of the current dividend and management's beliefs, plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, the company's ability to lease its properties, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Contact: Frank C. Marchisello, Jr.
Executive Vice President and CFO
(336) 834-6834

Mona J. Walsh
Vice President of Corporate Communications
(336) 856-6021

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
REVENUES
Base rentals (a)	$46,219	$43,497
Percentage rentals	1,391	1,305
Expense reimbursements	21,205	19,519
Other income	1,924	1,721
Total revenues	70,739	66,042
EXPENSES
Property operating	24,108	22,349
General and administrative	6,767	5,466
Acquisition costs (b)	567	—
Abandoned development costs (c)	158	—
Impairment charge (d)	—	735
Depreciation and Amortization (e)	17,965	26,474
Total expenses	49,565	55,024
Operating income	21,174	11,018
Interest expense	(10,325)	(7,948)
Income before equity in earnings (losses) of unconsolidated joint ventures and discontinued operations	10,849	3,070
Equity in earnings (losses) of unconsolidated joint ventures	(32)	(68)
Income from continuing operations	10,817	3,002
Discontinued operations	—	1
Net income	10,817	3,003
Noncontrolling interest in Operating Partnership	(1,419)	(210)
Net income attributable to Tanger Factory Outlet Centers, Inc.	9,398	2,793
Preferred share dividends	—	(1,406)
Allocation of earnings to participating securities	(192)	(169)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$9,206	$1,218

Basic earnings per common share:
Income from continuing operations	$0.11	$0.02
Net income	0.11	0.02
Diluted earnings per common share:
Income from continuing operations	$0.11	$0.02
Net income	0.11	0.02

a.	Includes straight-line rent and market rent adjustments of $948 and $911 for the three months ended March 31, 2011 and 2010, respectively.

b.	Represents potential acquisition related expenses incurred during the three months ended March 31, 2011.

c.	Represents the write-off of costs associated with an abandoned development project.

d.	Represents an impairment charge for outparcels of land owned in Seymour, Indiana where the company previously owned an outlet center which was sold in 2005.

e.
As of March 31, 2010, the Hilton Head I, South Carolina outlet center was vacant of all tenants in preparation of the demolition of the existing center and the redevelopment of the new center. As a result, a total of $9.2 million in depreciation and amortization was recognized for the three months ended March 31, 2010 to completely depreciate the center.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS:
Rental property
Land	141,577	141,577
Buildings, improvements and fixtures	1,441,260	1,411,404
Construction in progress	2,590	23,233
	1,585,427	1,576,214
Accumulated depreciation	(462,942)	(453,145)
Rental property, net	1,122,485	1,123,069
Cash and cash equivalents	731	5,758
Rental property held for sale	—	723
Investments in unconsolidated joint ventures	5,861	6,386
Deferred lease and intangible costs, net	28,090	29,317
Deferred debt origination costs, net	7,165	7,593
Prepaids and other assets	53,912	44,088
Total assets	1,218,244	1,216,934

LIABILITIES AND EQUITY:
Liabilities
Debt
Senior, unsecured notes (net of discount of $2,490 and $2,594 respectively)	554,670	554,616
Unsecured lines of credit	166,300	160,000
Total debt	720,970	714,616
Construction trade payables	30,984	31,831
Accounts payable and accrued expenses	33,503	31,594
Other liabilities	16,409	16,998
Total liabilities	801,866	795,039

Commitments

Equity
Tanger Factory Outlet Centers, Inc. equity
Common shares, $.01 par value, 150,000,000 shares authorized, 81,315,938 and 80,554,248 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	813	810
Paid in capital	606,121	604,359
Accumulated distributions in excess of net income	(246,372)	(240,024)
Accumulated other comprehensive income	1,754	1,784
Equity attributable to Tanger Factory Outlet Centers, Inc.	362,316	366,929
Equity attributable to noncontrolling interest in Operating Partnership	54,062	54,966
Total equity	416,378	421,895
Total liabilities and equity	1,218,244	1,216,934

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
FUNDS FROM OPERATIONS (a)
Net income	10,817	3,003
Adjusted for:
Depreciation and amortization uniquely significant to real estate - wholly- owned discontinued operations	—	53
Depreciation and amortization uniquely significant to real estate - wholly- owned	17,807	26,359
Depreciation and amortization uniquely significant to real estate - unconsolidated joint ventures	1,306	1,265
Funds from operations (FFO)	29,930	30,680
Preferred share dividends	—	(1,406)
Allocation of earnings to participating securities	(310)	(268)
Funds from operations available to common shareholders	29,620	29,006
Funds from operations available to common shareholders per share - diluted	0.32	0.31

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	80,353	80,060
Effect of exchangeable notes	125	66
Effect of outstanding options	74	110
Diluted weighted average common shares (for earnings per share computations)	80,552	80,236
Exchangeable operating partnership units (b)	12,133	12,133
Diluted weighted average common shares (for funds from operations per share computations)	92,685	92,369

OTHER INFORMATION
Gross leasable area open at end of period -
Wholly owned	9,368	9,057
Partially owned - unconsolidated	948	948

Outlet centers in operation -
Wholly owned	32	31
Partially owned - unconsolidated	2	2

States operated in at end of period (c)	21	21
Occupancy at end of period (c) (d)	96.7%	94.8%

a.
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare on equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

b.
The exchangeable operating partnership units (non-controlling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

c.
Excludes the partially owned and unconsolidated properties in Wisconsin Dells, Wisconsin which is operated by us through a 50% ownership joint venture and in Deer Park, New York which is operated by us through a 33.3% ownership joint venture.

d.	Excludes for the 2011 period our wholly-owned, non-stabilized center in Hilton Head I, South Carolina which opened March 31, 2011.